EXHIBIT 99.2
HELEN OF TROY LIMITED

Moderator: Robert Spear
October 11, 2005
10:00 a.m. CT

Operator: Good morning and welcome, ladies and gentlemen, to the Helen of Troy second quarter earnings conference call for fiscal 2006.

At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President, Christopher Carameros, Executive Vice President, Thomas Benson, Senior Vice President and Chief Financial Officer, and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear: Good morning, everyone, and welcome to Helen of Troy’s second quarter earnings conference call for fiscal year 2006.

The agenda for this morning’s conference call is as follows. We’ll have a brief forward-looking statement review, followed by Mr. Rubin, who will discuss our second quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our chief financial officer, and finally we’ll open up the floor to questions and answers, the question-and-answer session, for those of you with any further questions.

Safe Harbor - this conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally the words “anticipates”, “believes”, “expects”, and other similar words identify forward-looking statements. The company cautions listeners to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-Q filed with the Securities & Exchange Commission for the second quarter 2006 ended August 31, 2005.

Before I turn the conference call over to our Chairman, Mr. Rubin, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The release can be accessed by selecting the “Investor Relations” tab on our homepage and then the “News” tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin: Thank you, Bob, and good morning everybody.

Helen of Troy, Limited today reported sales and earnings for the second quarter ended August 31, 2005. Second quarter sales declined 7.7 percent to $130 million versus sales of $141 million in the same period of the prior year.

Second quarter net earnings were $9,452,000 or 30 cents per diluted share compared with $18,848,000 or 57 cents per diluted share for the same period a year ago, a decline of 49.9 percent.

Sales for the six-month period ended August 31, 2005 increased 3.8 percent to $258 million versus $248 million for the previous year. Net earnings for the first half of this year were $20 million or 63 cents per diluted share versus $33 million or $1.02 per diluted share in the same period last year, a decline of 40 percent.

Decreases in sales in the company’s personal care segment and increases in selling, general and administrative expenses during the quarter were the primary reasons for the net earnings decline.

Second quarter sales and earnings were less than we had expected. Challenging and difficult economic conditions in our marketplace have prevailed over the past few quarters. We believe this environment may continue into the second half of our current fiscal year. These conditions over the past quarter have been negatively impacted by declining consumer confidence, along with continued high oil and energy costs. We believe these factors have negatively impacted consumer spending, so we are therefore revising our guidance for the current fiscal year.

Full year sales for fiscal 2006 ending February 28, 2006 are currently expected to be in the range of $575 million to $590 million versus last year’s sales of $582 million and previous guidance of $615 million to $640 million.

Fully diluted earnings per share for fiscal 2006 are currently expected to be in the range of $1.80 to $1.90 per diluted share versus last year’s fully diluted earnings per share of $2.35 and our previous guidance of $2.50 to $2.60 per diluted share.

EBITDA this year is expected to be $92 million versus $108 million last year.

Sales for the second half of fiscal 2006 are currently expected to be in a range of $317 million to $332 million versus prior year second half sales of $333 million.

Net earnings per diluted share for the second half are currently expected to be in the range of $1.17 to $1.27 per diluted share versus the prior year’s second half earnings per diluted share of $1.33.

On a more positive note, we are pleased to report that our OXO housewares segment continues to be an industry leader in sales growth, and Idelle Labs’ grooming, skin and hair care product sales continue to exceed prior year’s results.

As we previously discussed, this year has been a year of rebuilding our corporate support infrastructure and preparing to integrate OXO fulfillment operations into our processing systems. We are therefore pleased to report that our 1.2 million square foot warehouse facility that we are building in Mississippi and the related OXO conversion projects continue to progress on schedule.

We currently expect selling, general and administrative expenses to be reduced in the range of $8 million to $10 million once we have fully integrated both our new distribution and warehouse facilities and OXO fulfillment integration programs. We are also looking into other cost savings in SG&A.

Helen of Troy’s balance sheet as of August 31, 2005 continues to be strong, with cash of $8 million and share and stockholder equity of $445 million, an increase of $68 million in stockholder’s equity from the comparable period last year.

We purposely increased our inventory this past summer for several reasons. One was to lock in prices before any increases or changes in the Chinese yuan. We also wanted to make sure that we had delivery of inventory for our customers. We also wanted to have inventory early to avoid the congestion of containers at the Long Beach port. Also, we wanted to make sure that we had inventory of new item introductions that are coming.

Inventory levels will be back to normal on February 28th, which is our fiscal yearend. We also expect to pay off our short-term loan that we have by the end of our fiscal year.

We expect stockholder equity to be approximately $480 million at the end of this fiscal year, which is approximately the same as our market cap. And I don’t recall this ever happening in our corporate history.

I would like to turn this conference over now to Tom Benson, our CFO.

Thomas Benson: Thank you, Gerry, and good morning everyone. We are disappointed with our operating performance for the second quarter. Second quarter net sales decreased 7.7 percent year over year. In the second quarter of fiscal 2006, net sales were $130.4 million compared to $141.2 million in the second quarter of fiscal 2005. This represents a decrease of $10.8 million or 7.7 percent. I will discuss the reasons for the sales decrease under our segment “Net Sales Information”.

Our second quarter operating income decreased 44.1 percent year over year. Operating income in the second quarter of fiscal 2006 was $14.1 million, a 10.8 percent rate compared to $25.3 million or 17.9 percent for the second quarter of fiscal 2005. This represents a decrease of $11.1 million or 44.1 percent.

Second quarter net income decreased 49.9 percent in dollar terms year over year. Net income for the second quarter of fiscal 2006 was $9.5 million, which is 7.2 percent of net sales, compared to $18.8 million or 13.3 percent of net sales in the second quarter of fiscal 2005. This is a decrease of $9.3 million.

The major reasons for the net income reduction of $9.3 million were there was a sales decrease of $10.8 million, which had an impact of $5.1 million, we had an increase in cost of goods sold of 1.2 percent, which had a negative impact of $1.6 million, we had an increase in SG&A of $4.4 million, and we had an increase in interest rates and other income that had a negative impact of $.7 million. Due to the lower earnings we had a decrease in taxes and we also had a decrease in tax rates, which provided a benefit of $2.5 million. The sum of those items is the $9.3 million decrease in net income.

Second quarter diluted earnings per share was 30 cents for the second quarter of fiscal 2006 compared to 57 cents in the second quarter of the prior year. This is a decrease of 27 cents per diluted share.

Now I’ll provide a more detailed review of the various components of our financial performance.

On June 1, 2004, we acquired certain assets and liabilities of OXO International for $273 million. OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbecue, barware, garden, automotive, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, and OXO Softworks. This business will be referred to as our housewares segment.

Our other segment is our personal care segment. It includes the following product lines. Appliances - products in this group include curling irons, thermal brushes, hair straighteners, hair dryers, massagers, spa products, foot baths, and electric clippers and trippers. Key brands in the appliance include Revlon, Sunbeam, Health o meter, Vidal Sassoon, Hot Tools, Wigo and Dr. Scholl’s.

Grooming, skincare and hair products are included in the personal care segment and consist of the following brands - Brute, Sea Breeze, Skin Milk, Vitalis, Ammens, Condition 3-in-1, Final Net and Vitapointe.

Brushes, combs and accessories are also included in the personal care segment. Key brands in the product category include Revlon, Vidal Sassoon and Karina.

The personal care segment net sales were $100.9 million for the second quarter of fiscal 2006 compared to $118.4 million for the second quarter of fiscal 2005. This represents a decrease of $17.5 million or 14.8 percent.

Net sales decreases are a result of pressures to lower prices, additional competition on selected items, and additional costs associated with trade promotions.

The houseware segment net sales were $29.5 million in the second quarter of fiscal 2006 compared to $22.8 million in the second quarter of the prior year. This represents an increase of $6.7 million or 29.4 percent. Sales increases have been primarily driven by continued new product introductions such as trash bins, tea kettles and new cleaning items.

Gross profit for the second quarter was $60.2 million at a 46.2 percent rate compared to $66.9 million at a 47.4 percent rate in the second quarter of the prior year. This is a decrease of $6.7 million or a percentage decrease of 1.2 percentage points. The decrease in gross profit percent of 1.2 percentage points is primarily due to a combination of higher costs of customer promotion programs and a reduction in selling prices on certain items. We have also experienced some product price increases.

Selling, general and administrative expenses - for the second quarter SG&A expenses increased as a percent of sales. They were $46 million, which is 35.3 percent of sales, compared to $41.6 million or 29.5 percent of sales in the prior year second quarter. This represents an increase of $4.4 million and a percentage increase of 5.8 percentage points.

The increase in SG&A percentage is primarily due to the following. We’ve had an increase in outbound freight costs of approximately $600,000, product and packaging development costs have gone up approximately $500,000, warehouse, storage and handling costs have gone up $1.5 million, professional fees have increased $400,000, our audit expense has increased $250,000, depreciation has gone up $600,000, and customer-related costs have gone up $550,000. That totals $4.4 million, which is the dollar increase year over year.

Up on freight costs have increased due to fuel cost increases. Products and package and development costs are up due to new products and packaging changes that are in the market and will be introduced over the next year. Warehouse storage and handling costs are up due to more utilization of outside warehouses and higher inventory levels. Professional fees are up due to consulting fees for our worldwide information system. Audit expense is up due to increased audit and Sarbanes-Oxley fees. Depreciation is up due to placing into service September 1, 2004 our new worldwide information system. The depreciation going forward will still be there, but it will not be a cost increase over the prior year starting September 2005.

Interest expense is up $1.1 million for the quarter due to higher interest rates on our floating rate debt.

Our tax expense for the second quarter of fiscal 2006 was $1.3 million, which is 12 percent of income before taxes. This compares to a tax charge of $3.8 million or 16.6 percent of income before taxes in the second quarter of fiscal 2005. The effective tax rate is down 4.6 percentage points compared to the prior year; due to the mix of income and taxing jurisdictions with different tax rates and a movement of Hong Kong activities to Macau.

I will now discuss our financial position. Our cash balance was $8.1 million at August 31, 2005. We have a $75 million revolving line of credit in place, of which we borrowed $41 million, leaving us with approximately $34 million of available borrowing under this credit facility at August 31, 2005.

Accounts receivable increased $5 million year over year. Accounts receivable days outstanding increased to 77.1 days at August 31, 2005 compared to 66.4 days at August 31, 2004.

Inventories at August 31, 2005 increased $60.4 million from August in the prior year. Inventories are up due to our normal seasonal build, new product introductions, and additional purchases on certain items that may be subject to the future price increases.

Shareholders’ equity increased $67.8 million to $445 million at August 31, 2005 compared to the prior year.

I will now update you on our financing activities.

To take advantage of local tax incentives and to finance the acquisition and installation of equipment in our Southaven, Mississippi, distribution facility currently under construction, in August 2005 we entered into a loan agreement with the Mississippi Business Finance Corporation for up to $15 million of bonds. We anticipate drawing on these funds over the next nine months.

I will now turn it over to Gerry for some additional comments and questions.

Gerald Rubin: Thank you, Tom. I’d like to now open the floor for any questions.

Operator: Thank you, sir. The question-and-answer session will begin now. If you’re using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press the star key followed by the digit one on your push button phone. Should you withdraw your question, please press star two. Your questions will be taken in the order in which they are received.

Please stand by for our first question, which comes from Kathleen Reed from Stanford Financial. Please go ahead, ma’am.

Kathleen Reed: Good morning. Can you talk a little bit about how you came up with your $1.80 to $1.90 new guidance for the full year? Just what are you assuming for the second half? I know you put in your press release that you expect the economy to remain weak and declining consumer spending. But can you also just talk about your expectations for Christmas, the commodity costs, interest rates, and actually what is your new rate on your floating rate debt, and if you’ve also factored in any revaluation - any further revaluation, I guess, of the Chinese yuan in your outlook?

Gerald Rubin: This is Gerry. The way that we built up our estimate is based on, of course, the first six months earnings plus what we estimate will be our sales. As we told you, it will be in the range of $317 million to $332 million, a little weaker than we think in the last year’s $333 million. If we do have a strong Christmas we can certainly do better than that, but that’s kind of our best guesstimate right now for the next six months.

And based on our overhead and our profit structure and what we see coming, we estimate earnings to be $1.17 to $1.27 for the second half of the year versus $1.33. Of course, a lot - all that can change based on sales. As sales go up our profit goes up because the majority of our expenses are basically fixed.

As I mentioned before, we do have substantial inventory. We do not have to worry right now about any price increases or yuan dilution there. I don’t have any comments because I don’t know what the Chinese government’s going to do. I know that there’s probably going to be some devaluation of the yuan, but I - we don’t anticipate anything in our earnings because of the inventories that we do currently have.

Christmas hopefully is going to be good. There’s certainly a lot of economic factors out there outside of our control - the hurricanes, the prices of oil, and other things like that. But overall we’re optimistic. We do have good forecasts from our retailers and we transform that into what we think is our sales estimates. Of course, this is just the beginning of the six-month period. So, September was very good for us, very strong, and hopefully we’ll have five more good months. And then at the end of the year we’ll be able to give you good results.

Kathleen Reed: And can you just comment on your floating rate debt? What rate is it right now?

Thomas Benson: This is Tom Benson. We have term loans of $225 million. And they have rates that started at the end of September for the next three months of approximately 4.9 percentage points. Those rates will need to be renewed at the end of December. And I anticipate that the rates will be up at the end of December from these rates today.

Kathleen Reed: OK, great and also, just on your comments about some pricing pressures you’re seeing on some of your personal care products, can you elaborate on that a little bit? I think you talked about on your first call - first quarter call as well just some pricing. And then I think you said, however, you were getting positive pricing on some other products. Can you just talk a little bit more about the pricing environment, if it’s mainly personal care and not OXO in just a little more detail?

Gerald Rubin: Basically you’re right. The pricing pressure is on the personal care division. One of the areas that we are experiencing lower sales, but hopefully we can turn it around, is in our professional product line. And as I mentioned in the last conference call that we had, we have 23 new products that we’re coming out with. They have not been introduced yet, but they will be hopefully by the end of the year. And this will drive the business for next year.

Kathleen Reed: OK. And which are the products you’re getting positive price on?

Gerald Rubin: On the OXO and the Idelle Labs products.

Kathleen Reed: OK, great. Thank you.

Operator: We move next to Gary Giblen with Brean Murray. Go ahead, sir.

Gary Giblen: Yes. Hi. Good morning. You didn’t blame anything on Hurricane Katrina, but is it possible to roughly quantify the impact of that?

Gerald Rubin: Well, one’s psychological. The other is we do sell to major retailers who have been impacted. So, we have been hit a little bit with whatever loss of sales they had during that time period. And some of the retailers have had - of our major retailers have had stores closed permanently. So, that’s affected us to a slight degree. Hopefully the people that left New Orleans are in another city and are buying merchandise in those other cities, so that’s the positive. But I think overall with - as you follow the major retailers, some of them do say that their sales are impacted based on gas prices. So, if that filters down to us, then certainly we would sell less products if they’re selling less products.

Gary Giblen: Yes. And the - I mean, is this unusual in your history to have basic consumer behavior weaken relative to your products, which are not expensive products and are nice, small ticket purchases for people to make even in a bad economy? So, I mean, is this an unusual - particularly unusual development?

Gerald Rubin: Well, I think it’s just a slowdown in the personal care area. As you heard the results, our housewares division, OXO, for the quarter was up 29 percent. So, there’s strong positives there that consumers are still buying houseware products.

Gary Giblen: Yes. OK. And then last question would be are you more inclined to put your cash balances and cash flow to work on stock repurchases at levels like we’re seeing this morning on the stock?

Gerald Rubin: You know, we talk about this all the time, the use of cash flow from Helen of Troy. And, of course, one is stock purchase buyback, which certainly at these prices is very appetizing. We also are looking at several acquisitions. Hopefully something will come of that. So, there is a balance between using the money for buybacks and acquisitions, but we are very cognizant of the price of the stock and acquisitions, and we’re looking at both.

Gary Giblen: OK.

Gerald Rubin: Something will happen on one of those ends.

Gary Giblen: OK. Thank you very much.

Gerald Rubin: Thank you, Gary.

Operator: We go next to Doug Lane with Avondale Partners. Go ahead, sir.

Doug Lane: Hi. Good morning, everybody.

Gerald Rubin: Good morning.

Doug Lane: Question - did you give out the segment profits for housewares and personal care, Tom?

Thomas Benson: Doug, I did not. That information will be in the Q, and that’s going to be filed late today. So, it’ll be available tomorrow morning.

Doug Lane: Just backing into some numbers, assuming housewares’ margins are in line with where they’ve been in the past it looks like personal care margins were in the single digits once again, which will be the third straight quarter. And I wonder in your $1.80 to $1.90 for the second half of the year are you looking for personal care margins to return to double digits? And if so, what’s going to drive that, do you think?

Gerald Rubin: Well, I can answer and then Tom can answer. It basically is the same percentage as the first half of the year. ((inaudible)) new lines of the 23 products in professional, that they’re at higher price points and higher profit, that that’ll start kicking in, but that’ll be towards the end of the fiscal year.

Thomas Benson: Doug, this is Tom Benson. As we’ve explained in our prior Qs, our overhead is - the majority of the overhead is going to the personal care area. We’re not allocating it to the housewares segment until we transition them in from the third party that is charging a fee. So, I think that the personal care segment is carrying a greater proportional portion of the overhead currently. So, I’m not sure that once we start reallocating it you won’t see an increase in the operating income on personal care.

Doug Lane: When do you expect that reallocation to occur?

Thomas Benson: That reallocation will start next year.

Doug Lane: Are you still on pace for first calendar quarter of ’06 migration of OXO into the Helen of Troy infrastructure?

Gerald Rubin: Our timing is February of ’06, yes.

Doug Lane: And what exactly …

Gerald Rubin: It’s …

Doug Lane: … does it entail in more detail? Because you talk a lot about the beefed up corporate infrastructure. Can you give us just a little bit more color on that? How much of that is the IT spend? How much of that is just physical space, equipment, things like that?

Christopher Carameros: This is Chris Carameros speaking.

Doug Lane: Hi, Chris.

Christopher Carameros: Good morning. How are you?

We told you last time that we were probably going to save $5 million to $8 million in the press release. This time it’s $8 million to $10 million. A lot of it is when you say how much is that going to be, if you take a look at what we’ve been charging, and I’ve told you before, World Kitchen has a transition fee of eight percent of gross sales. We’re now forecasting the gross sales to be in the - I mean, the net sales to be $120 million to $125 million, gross sales to be $135 million to $140 million.

The mere statement of what we think in looking at the new warehouse and what we’ve put into that warehouse and how we’re able to do it is we think we have a savings of at least in that one particular piece in just the warehouse piece between the transition charge in that $6 million to $7 million range.

Other initiatives we have we’re actually going to move and consolidate some of the warehouses, as we’ve told you before. We’re going to move all the Idelle SKUs to Mississippi, which we think we’re going to save at least about $500,000 to $1 million worth of freight in that same move.

And, as I said to you before, is we have other components and people that we’re hiring at this point in time, which we’re going to incur in the second half. We have a movement of a warehouse, which we have in our forecast for the second half. And that particular stuff will be absorbed. And we think it’ll be a 3.5 or four percent cost of being able to run that piece.

We’re incurring all those costs today. That’s why you see that SG&A at a very high rate. Likewise, we’re going to see that savings tomorrow, that tomorrow being March 1st when we unplug from World Kitchen. All those are different components that we’re incurring today, whether it be customer service, whether it be people in the warehouse, whether it be across the spectrum, to be able to absorb those particular - actually to be able to absorb the OXO business.

So, it’s not just one piece that I’ve given you an overall dollar savings that we think we can incur to be able to do that, along with the movement of the Idelle SKUs and the freight in freight-in and freight-out savings, which, quite honestly, the freight has been a higher and higher piece. And, as you know, Doug, the freight is in our SG&A. It’s not in our COGs. Our freight out has always has been. So, as the freight amount becomes higher because of cost of fuel and the fuel surcharges that are being incurred, that tends to aggravate our SG&A, which will come down when we actually move a big piece of our business over to that particular portion. All right?

Doug Lane: That’s very helpful. Thank you. I appreciate that.

Let me switch gears a little bit on the professional division. Can you give us a little bit more color on what’s going on there? And with the weaker pricing/higher promotional spend impacting gross margins, is that mostly professional or just throughout the whole business? And then can you talk about professional, in particular if there’s any one or two customers that are impacting you more than others?

Gerald Rubin: As far as the personal care, I would say it was personal care not only domestically but also in Europe and our professional division. It just happens to be the cycle.

In the professional division it just seems that instead of going lower prices the market is actually going higher prices. And that’s why we’re going with our new line of the 23 products that we keep talking about. It’s just - it’s a little different than what’s going on in the other industries where the customers want higher priced merchandise, and we’ve always been middle of the road there. And so, we will be coming out with our higher priced line, which hopefully will increase our sales and our profits.

There’s a lot of very good positive signs in the professional business. And the business in professional, just as in retail, is driven by several large customers that have impacted us, but hopefully …

Doug Lane: Have you lost any business with customers?

Gerald Rubin: Well, when you say - we haven’t lost any customers. We have had some decreases in revenues from those - some of the major customers.

Doug Lane: Well, OK. So, you haven’t lost any major customers specifically. Of the decreases in revenues from major customers is that because they are discontinuing product lines, or is it just because the market moved away from your particular style and price points?

Gerald Rubin: No, I think it’s just slower - of our top 10 customers, the impact actually comes from just a couple of the customers, not from all of them. We do have increases on the majority of the customers, but the - our largest customer has shown a decrease with us because of their overall sales, which we hope to turn around in this next planned year, which is coming up.

Doug Lane: OK. But you have been seeing the same sort of pricing pressures that your traditional retail business at mass market?

Gerald Rubin: As compared to?

Doug Lane: Well, I mean …

Thomas Benson: The answer, Doug, is yes. Yes, we have been having pricing pressures at mass. That other set of coin, as Gerry’s mentioned to you, is we have an opportunity to raise prices and get better margin on some higher end pieces. So, it’s kind of both ways in the client’s piece. Professionally, the answer is no. Actually we can do a higher end line. And at mass we’re going to have pricing pressures. That’s simply put.

Doug Lane: OK. Appreciate that. Thank you.

Operator: We’ll move next to Rommel - I’m sorry - Dionisio with Wedbush Morgan. Go ahead, sir.

Rommel Dionisio: Good morning. I wonder if you can talk about the promotional programs you have planned going into the back half of the fiscal year. You’ve obviously built up inventories and, I think, Gerry, you had mentioned that you plan to work those down by yearend. So, to what extent do you plan on lowering pricing, using promotional programs to work that inventory down?

Gerald Rubin: Well, most of the promotions were planned earlier in the year, and we brought in the merchandise of a lot of our wellness products, such as our Dr. Scholl’s, and our Health o meter products are seasonal. And, as everybody knows, we do a lot more business in the third quarter than we do in any other quarter. And we brought in the inventory for those promotions, which are already set in retailers throughout the country. We’ve already had the commitments. It’s not like we’re going out looking for the business. It’s - we have the commitments and we’ll be shipping them in October and November.

Rommel Dionisio: And also, could you just give us a quick update on the Brute line? I know you’ve done a number of SKUs earlier in the year?

Christopher Carameros: Yes. This is Chris Carameros speaking.

Rommel Dionisio: Hi, Chris.

Christopher Carameros: As we told you before, we’ve had really three initiatives, one at Brute, Sea Breeze and Skin Milk. But, in particular, Brute is our biggest piece that we have in Idelle Labs, which we call grooming. We’ve seen a nice increase, which you’ll see in the Q, within grooming for the quarter. It’s up about 18.8 percent, relatively speaking about $3.5 million.

Within the U.S., we have the Brute race car sponsorship. We’ve done a lot with NHRA Association. We have a 23 race schedule throughout the country that we’ve tied into retailers and promotions all during that week. So, it’s not just the races that we’re doing with. The most important thing is we’re going to the stores and the retailers, running promotions at those particular stores at the race week. There are a couple of display cars that go along with the race car that we’re touching and really sampling the customers at the store level all through the week at major cities throughout the United States, along with at the race.

We’ve seen a nice lift in Brute APs and Dios. It’s in the double digit. We’ve seen the lift in the - also in the consumption of the fragrances in the double digit. And so, we think we’ve had a lot of success with Brute in the U.S. and Canada.

Likewise, we’re especially excited about, as I mentioned last time - about Brute within Mexico. We’ve had - as I said to you before, Brute actually had three different scents in Mexico before. It was not in the U.S. in the AP Dios area. Actually we extended it to four. We’ve had placement with all major retailers in Mexico, and the sales have been very, very positive in Mexico. We think we’re going to have a 30 to 35 percent increase just in Brute in Mexico. And we’re going to roll that out to Brazil sometime in the springtime next year and along with other different places within Latin America.

So, Brute has been a strong brand increase for us this year. But, likewise, we’ve spent a lot of money in that particular piece. We did a whole print media campaign the first and second quarter. We’re not going to be spending money in that print campaign continuing going forward. We’re going to just remain with the card sampling going forward.

The next brand being Sea Breeze we’ve launched in the first and second quarter of our fiscal year. Again, Sea Breeze in the double digits. And Skin Milk is doing nicely too. So, within Brute we’ve actually had in the U.S. our four shave SKUs that have been out there. We thought we’d get a little bit more placement in the first and second quarter, of which we will get placement in, I believe, the fourth quarter with our major retailers, we’ve been told.

So, the four shave SKUs that we have out there that we’re advertising expanding along with actually redoing our line of Brute with the same logo across the line and removing the Unilever, I guess, signature at that point in time, which is part of the agreement. We’re excited about having our four shave SKUs expand. We’ve had a lot of success with our shaving SKUs and the retailers we’ve had it in. And we’re going to carry that out to four other major retailers in the next six months. OK?

Rommel Dionisio: Great. Thanks very much.

Operator: We move next to Mimi Sokolowski with Sidoti & Company. Please go ahead.

Mimi Sokolowski: Thank you. Gerry, can you tell me how big the professional business is?

Gerald Rubin: No, we try not to disclose that. It’s one of our major divisions.

Mimi Sokolowski: OK. Can you give me an idea? I mean, is the overall business sensitive to its performance based on the top line? Is it sensitive based on margin or both? It just - I wasn’t under the impression it was a huge contributor, and it surprises me to see a 15 percent decline nearly year over year based on that segment.

Gerald Rubin: The gross profits in the professional division are larger than any of our others, and it has been a contributor, a very large contributor.

Mimi Sokolowski: OK.

Gerald Rubin: And so, as sales do decrease we get impacted more there than probably some of the other divisions. So …

Mimi Sokolowski: OK, I understand.

Gerald Rubin: … as sales hopefully will go back up, then the profits will return.

Mimi Sokolowski: OK. Also, can you tell me - maybe this is a question for Tom - the contribution from Skin Milk and Time Block? I don’t think those anniversaried until late last month.

Christopher Carameros: Mimi, this is Chris. I’ve told you that Skin Milk has been doing well. We don’t disclose individual brand sales in that particular piece. We do - you’ll see in the Q where the grooming piece is doing well.

Mimi Sokolowski: OK.

Christopher Carameros: And it’s increasing. So, I think that’ll pretty much tell you what we’re doing.

Mimi Sokolowski: All right. All right. And then, Chris, I do have one that I think is for you. With regard to the new products in personal care that Gerry is talking about, I assume there’s some appliance stuff in there, unless it’s isolated to Idelle Labs stuff. But can you give me an idea of the reception that you’ve gotten?

Christopher Carameros: Yes. Within the personal care we’ve had great reception in the appliances and, likewise, within the Idelle piece. We have a new Sea Breeze Naturals, which is going to be released the first quarter of next year. We’ve gotten very good reception on that. So, we’re optimistic that Sea Breeze is in the double digits this year and increase, that we’ll take that momentum and carry it on into the Naturals and do some more piece on that. We’ve told you how we’re positioning the old Sea Breeze as a younger piece and the Naturals as an older consumer.

But, likewise, with the professionals we’ve said several times our opportunity is to do a higher end line. We have a great brand name with Hot Tools and we’ve had a great heritage and a great piece with that. We’re going to take that success and carry it on with our new line.

Mimi Sokolowski: OK.

Christopher Carameros: So, we just need to have the right products, the right piece, and we probably should have had it six months earlier, but hindsight’s 20-20 and we’re addressing the issue.

Mimi Sokolowski: Sure. Just so I understand, these product introductions are going to occur - what’s the timing? Is it next year - early next year?

Christopher Carameros: They’ll be - our fiscal four quarter.

Mimi Sokolowski: OK.

Christopher Carameros: OK?

Mimi Sokolowski: All right. Thank you.

Operator: We go next to Rob Longnecker with Barrington Capital.

Rob Longnecker: Hey. Can you guys give a little more color around the $60 million pop in inventory and maybe just kind of what - you guys broke out a couple different buckets. And just kind of how much in dollar amount is attributable to each bucket?

Gerald Rubin: Yes. We don’t break down which bucket. I can just tell you we did increase our inventory for the reasons that I gave you. And I think hopefully we’ll be smart as we have the inventory to ship to retailers. Last year we scrambled a lot trying to ship the inventory because of either production problems or because of the congestion that you have at Long Beach. And I’m sure those of you that are in business and import merchandise know that the Long Beach port has a hard time keeping up with all the containers coming from China.

So, we thought it would be good to increase our inventory, to have the inventory available when we need it and not have to scramble at the end of the year. And I think it’ll work out positively for us. And I think the retailers will be happier with us that we’re shipping orders 100 percent on time. And I think that’ll come to pay - get the fruits of our efforts that long-term we have better relationships with the retailer.

As I mentioned, our inventory in February 28 will be back to our normalized monthly turn.

Christopher Carameros: Yes. This is Chris. Again, across the board in every business that we have, we have higher inventory. So, it’s just not in one piece, but we do expect all the inventories to be down, as Gerry said to you. The only exception to that would probably be the housewares segment, as we’re moving that piece. And have the biggest - one of the biggest months we have is in January. And that’s going to be where we’re going to have higher inventories within that piece to be able to ship January effectively so we can move the first part of February.

Rob Longnecker: I mean, given the kind of shortfall in revenues, and you guys cut a guidance on that, I would think some of this inventory build’s got to be unplanned.

Christopher Carameros: Well, anything you say - if you didn’t miss - if you missed your sales forecast you’re going to have more inventory because inventory is not just produced in 30 or 60 days. It has longer lead times. I would say, yes, part of it’s unplanned, but I would say the majority of it is planned.

Rob Longnecker: OK.

Christopher Carameros: All right?

Rob Longnecker: And then can you just give a little more color on how that threw into the increased warehouse expenses?

Christopher Carameros: Well, as far as we have some off storage piece and some pieces in there, we have some - I think Tom got through telling you we have some increase in warehouse. But, again, one of the reasons why we’re building the 1.2 million square foot warehouse is we’re going to be more efficient to be able to take that in-house and be able to carry the inventories we need to carry, maybe not at these levels at this point in time but to be allowed to expand our business. But every year we do have excess warehouse space that we go into that we should not be able to need at this point going forward with our new warehouse. And it actually will enable for us to be able to grow without additional more overhead.

Rob Longnecker: OK and just one last question. You’ll have to excuse me. I’m kind of new to the name. A lot of your business is licensed. Do you guys have any major license expirations in the next couple years?

Christopher Carameros: We do not. Remember, the two primary - three primary licenses is Revlon, V.S. and Dr. Scholl’s along with Sunbeam. But we own everything else. Besides that is the majority of stuff, i.e. OXO we own, all the different Brute, Sea Breeze pieces we own.

Rob Longnecker: But none of those three major ones you mentioned expire?

Christopher Carameros: No.

Rob Longnecker: OK.

Christopher Carameros: No.

Rob Longnecker: Thank you.

Operator: We go next to Ivan Sacks with Institutional Equities.

Ivan Sacks: I’ll say good morning to you all.

And what I’d like, please, Gerry, if you wouldn’t mind, since you’ve been in the business for so long - it’s one thing to go through the numbers like we’ve gone through. But if you could just give us a historical perspective, just like obviously you’ve seen the cycles of this business.

And, secondly, if you could just speak to about what’s really bad and what’s really good and how you - just what other sections of the economy are you seeing being affected similar to yourself. I’d really appreciate that, please.

Gerald Rubin: You know, it’s kind of interesting, going back - if you go back even 20 years if you looked at the cycle of Helen of Troy have four or five good years and then we have a soft year and then we have increases for the next four or five years, then a soft year. And I - we certainly had - the last five years have been very, very good to us. We’ve more than quadrupled the earnings and EBITDA, and we’re just having a soft year this year, but our market share is very strong.

We - the retailers appreciate everything that we’re doing for them in these times. And I think some of them will even give us awards for what we do with them with delivery and promotions and sales. We’re looking into all the different aspects. On the positive end we’re looking that next year will be hopefully a new record year for us in sales and earnings. But right now we have to concentrate on the next five months, which it would make me feel great if I could beat the expectations that we put out there. So, that’s what we’re working towards.

Ivan Sacks: Gerry, as far as like the discretionary income, would you say that this is more for luxury items? How do people view the items that you produce? Are they necessary items or luxury items?

Gerald Rubin: No, they’re basically items that they use everyday. Personal care retail are mainly under $20. I know OXO items are certainly - other than maybe some of the higher priced trash cans, are in the $8 to $10, $12 range. The Idelle Lab products are basically under $5. So, I would say they’re more of - they’re certainly not in the luxury category. They’re commodities that people use every single day.

Ivan Sacks: Great. I appreciate that. Thank you.

Gerald Rubin: Thank you.

Operator: Next is John Harloe with Barrow Hanley. Go ahead, sir.

John Harloe: I’d like to know if you still plan on doing a sale leaseback of the Mississippi warehouse.

Christopher Carameros: This is Chris Carameros. We have several alternatives to look at, one of them we’re looking at very seriously. And we expect to come to that conclusion. Our warehouse should be finished by the middle of November. We actually have, as we’ve disclosed, a put to our existing person who’s building the building we can sell it to and put it to him. We actually have two different - three different people who want to pay a higher price than that. So, we’re actually going from a 619 to a 1.2.

But the sale leaseback is we have several proposals. And I’ve brought them to Gerry and the board and we’re looking at them and going to review them over the next 30 days and see if that’s the way we want to go.

John Harloe: Is that how you plan - I think you said you were going to have your revolver paid down at the end of the year. Is that where it’s coming from, or is that …

Christopher Carameros: No. We’re assuming that we’ll have it paid down not doing a sale leaseback. We’d actually have an additional $33 million in that forecast if we did a sale leaseback.

John Harloe: OK. One other question about the professional area. It seems to be the place if we had more visibility we might understand that quarter better. With the 23 products that were talked about this conference call and last, is that late to market or is it on schedule?

Gerald Rubin: As far as introduction, no, it’ll be somewhere around February that we’ll be introducing those products.

John Harloe: I’m sorry; I don’t think that makes any sense. I know last quarter you talked about an introduction of 23 new products in defending your guidance and your expectations for this year. And you just mention it again that that was going to come and be part of the second half. And now I think I just heard you say something about February. Is that going to be in this half or is that next year?

Gerald Rubin: That’s - no, it’s in this half. February 28th is the end of our fiscal year. So, this is all in our second half.

John Harloe: OK.

Gerald Rubin: We’re on a fiscal February 28th, not on a calendar …

John Harloe: I understand that. Are you …

Christopher Carameros: And you have large shipments usually on the very first introduction pieces. (So, that’s what’s in there) in this fiscal year.

John Harloe: Are these products - were they late to market, or are they coming as they were scheduled, say, three months ago?

Christopher Carameros: The answer to your question is if they’re late to market we could’ve probably foreseen the situation and may six or nine months before introduced them earlier, but I don’t think that they’re late to market. No.

John Harloe: OK. Thank you.

Operator: We go next to Graham Tanaka with Tanaka Capital Management. Go ahead, sir.

Graham Tanaka: Yes. Guys, I’m relatively new too to the - to your company. And I was wondering if you - there’s a lot going on and a lot of moving parts. If you could just summarize what the inflation aspect is on the margins going forward, what kind of price increases or decreases you expect on average the next 12 months or the second half versus your cost inflation increases?

Gerald Rubin: As we all know, every year there’s been inflation. Inflation is something not new to 2005. We compensate for any price increases in new products. And that’s why we do introduce a lot of new products each year, and that’s where we get our price increases. I don’t think this year is any different than past years or what next year is going to bring. It’s - we build in our margins, and they’ve been actually pretty steady over the last two, three years. And they should continue, even if there’s pricing pressures or price increases. We’ve always tried to compensate for that in the sale price and mainly in new items.

Graham Tanaka: OK. So, this last - this first half was that maybe you were squeezed on your cost price spread because the new products didn’t come out - are not coming out till the second half? Is that what happened then?

Gerald Rubin: Well, there’s only a difference of one percent. It’s hard in a quarter because of all the range of products that we sell. To me, a one percent difference is pretty much flat. It’s not a concern there on the gross profit side.

Graham Tanaka: OK. That’s understandable. On the warehouse and the savings, I believe you were talking about $6 million to $7 million. Is that an annual savings beginning March 1?

Thomas Benson: Yes, it is.

Gerald Rubin: Yes. We mentioned $8 million to $10 million.

Christopher Carameros: The warehouse piece is $6 million to $7 million in that piece, and we have other initiatives to get on top of that, but it is an annual savings.

Graham Tanaka: OK. And so, do we view this year as being $8 million to $10 million of extra costs, or are you just going to a different - in other words, was there …

Christopher Carameros: Well, again, what I’ve been trying to tell you is when we go through and are building the new warehouse - as you may not understand, we have a transition fee for the World Kitchen piece of OXO. We’re building a new warehouse, so a lot of those things are going to be consolidated and put into one place. And as you build to take those expenses over, you just don’t turn the switch off one day and have one come on. You’ve got to build up and hire people and do certain things up until the date you bring it in. The eight percent’s going to go away, but we’re having to incur one or two or three percent before you ever get the eight percent to go away.

Graham Tanaka: Yes. I guess …

Christopher Carameros: But my point being is yes. The question is we are going to incur some expenses this year that will go away next year. And that estimate is $8 million to $10 million.

Graham Tanaka: And the $8 million to $10 million is a savings next year versus this year. I’m just wondering to what extent this year you had an unusual spike because you had to prepare an investment spend and that kind of thing. Was it half of that that was just unusual if you didn’t do this program? Your costs would have been lower by half of that or …

Thomas Benson: A small portion.

Graham Tanaka: A small portion. OK. So, it’s really a lot of net savings.

Thomas Benson: This is Tom Benson. One of them is a contractual arrangement that goes away. And so, you’re saying - we couldn’t avoid that this year because it’s a contractual arrangement. We’ve also put on extra costs in anticipation of this move. So, next year we’re going to be doing it ourselves at a cheaper cost. And also, the cost we had this year that were more preparatory costs will be costs that we’re absorbing in the operations instead of preparing and getting ready.

So, there’s outside costs that are going away and there’s internal costs this year that will be really absorbed in the business instead of preparing to bring the business on.

Graham Tanaka: That’s great. The other thing is we had - you talked a lot about some of the individual items in personal care being up strongly double digits. Which areas specifically were weak? And what could turn that around in the next six to 12 months?

Christopher Carameros: Well, again, what we said we were up in the - as you’ll see in the Q, you’ll see that we’re up in the housewares piece nicely and you’ll see up in the grooming piece nicely. We’ve been down in the appliance piece, as we’ve said numerous times in this conversation. And, as we’ve talked about, is we’re going to have new products and introductions of those products that’ll be able to recover some of that piece that we’ve lost.

Graham Tanaka: This is personal care.

Christopher Carameros: Yes, it is.

Graham Tanaka: OK. I’m sorry. Thank you.

Christopher Carameros: All right. That’s OK.

Graham Tanaka: Thank you.

Operator: We’ll go next to Jack Salzman with Kings Point Partners. Go ahead.

Jack Salzman: Yes, thank you. I wonder if you can tell us about advertising and promotion expenses. Were they up or down in the first six months? And do you expect them to be up or down for the balance of the year? And also, could you also address the cash flow issue? Do you expect to be positive cash flow ex financing for the balance of the year, or do you think you’ll be burning additional cash? And then I have one other quick question.

Thomas Benson: OK. This is Tom Benson. Our advertising for the quarter was up slightly over the prior year. It has been up for the first half of the year, as we indicated. For the second half of the year some of the advertising costs will be going down compared to the first half of the year, but we will continue to have advertising to support our brands.

On the cash flow side, I’ll call it cash flow from operations before any capital expenditures. We’re in a highly seasonal business where if you look at the pattern of our business year over year that we’re consuming cash flow during the second quarter to build up for a peak season. And over the third and fourth quarter it …

Christopher Carameros: Turns into receivables before it turns into cash.

Thomas Benson: Right. It turns into receivables and into turns into cash in the fourth quarter. And for the full year we will be very positive on a cash flow basis. And that’s consistent year over year.

Jack Salzman: So, we should see an improvement in accounts receivable during the second half as you guys rebuild cash? And cash is somewhere in this $10 million to $15 million zone?

Thomas Benson: Let me - I don’t want to promise an improvement in accounts receivable terms. The accounts receivable will come down because of the seasonality of our business. As we’ve mentioned before, the third quarter is always a very strong quarter and the fourth quarter the sales are not as strong, so your receivable balances come down. And also, as we’ve indicated, by the end of February we expect our inventory levels to be decreased meaningful from where they are today. And that is a normal seasonal pattern.

I think when people look at Helen of Troy they need to look at kind of the four quarter cash flow and the full year because people start getting concerned when they see negative cash flow in the first and second quarter. It is a very normal seasonal pattern for this company.

Jack Salzman: OK. One other last quick question. I wonder if you could bring us up to date sort of on the tax issues. You guys are running, I guess, at around a 12 percent corporate tax rate right now. Is that an estimate we should be using for the new fiscal year, or is there a prospect that the corporate tax rate could start moving higher next year?

Christopher Carameros: This is Chris Carameros. We did settle the IRS exam this last year in the U.S. We have the Hong Kong issue at hand. We are confident in the next six to eight months that we can resolve that. And our tax rate, as we’ve said in the past, are going to range from 10 to 14 percent in our forecasting piece. If we’re successful doing all the things we want to do, we think it’ll be in the lower end of the spectrum, not the higher end. But we are taking advantage of the different tax situations throughout the world, and we think we can execute that against that in the next six or eight months by resolving the issue in Hong Kong.

Jack Salzman: OK. One other quick question. Can you give us an estimate of what you think you may initiate in terms of price increases for the next six months?

Christopher Carameros: We have some increases, I guess, within the housewares piece and some in the grooming piece. But, again, as Gerry mentioned to you, our opportunity in the appliance piece is to introduce some new SKUs, to have meaningful innovation in within those SKUs, such as we introduced variable ion and/or higher end type pieces that will have better margins and more gross margin dollars. And that’s simply a process we go through all the time.

Operator: Thanks.

Christopher Carameros: OK.

Operator: We go next to John Mazanec with Wasatch Advisors. Go ahead.

John Mazanec: Could you provide some guidance on cap ex for second half of the year and maybe some color on what it could be for next fiscal year?

Thomas Benson: This is Tom Benson. As we’ve indicated before, we have our new building that we’re building in Southaven, Mississippi. And the building itself could be $33 million or $34 million that we plan on closing in November or December.

At the same time, we have an old building that we have the opportunity to put that to somebody in the range of $16 million. And it’s our intention to do something like that.

We’re also going to be equipping our new warehouse. And that could be up to $15 million of capital expenditures. And that would also happen - the majority of that would happen in the second half of the year. I mentioned we have a Mississippi Business Finance Bond in place for $15 million to cover those capital expenditures.

Christopher Carameros: At the end of the day if we need to sell leasebacks (it’ll be) an additional $33 million. As far as your comment for the next year, our cap ex is traditionally in the $5 million or $10 million range. And that’s where it should really land for the next year.

John Mazanec: And so, of the new building has anything been spent yet, or is it all …

Christopher Carameros: We’re in the process of building it and constructing it. We’ve made payments in some of those different pieces in there.

Gerald Rubin: It’s about three-quarters - I think the roof is coming up in the next month or so.

I don’t know if we’ve ever mentioned this, but one of the incentives that we get in Southaven, Mississippi, for building the building is we do not have to pay property taxes for the next 10 years, which is also substantial savings, nor pay property taxes on the equipment that we’re putting in. So, these are some of the advantages of being in Southaven, which is only a couple of miles away from the Memphis Airport.

Christopher Carameros: You’ll be able to look in the Q today and you’ll see it all in there and you’ll be able to fully understand that.

Thomas Benson: Right. The building - the contractor and the developer are really funding it. We made a small deposit on it and we’re going to pay the purchase price at closing.

John Mazanec: OK.

Thomas Benson: The equipment we’ve had some ongoing deposits and expenditures. And the majority of that will be, again, paid in the second half. The building we’ve - so far we’ve put very little money into it.

John Mazanec: OK. Could you - and then somebody early on in the call asked about use of cash flow. And you alluded to, I guess, two things, one either buying back stock or doing an acquisition. Could you talk a little bit more about the third option, which will be paying down debt, and maybe where you want to see your debt-to-EBITDA before you would do either another acquisition or buy back stock?

Gerald Rubin: You know, that’s a very good point, the third thing about paying down debt. We feel comfortable somewhere around three-and-a-half times debt-to-EBITDA, based on what it’s going to be at the end of the year and what our EBITDA we assume to be. It should be somewhere around two-and-a-half times. So, we do have some leeway there, yes, of any of the three items that - two plus your idea of either buying stock back, acquisitions or pay down debt.

Christopher Carameros: Our focus has been on acquisitions and stock buyback at this time.

John Mazanec: OK. Thank you.

Thomas Benson: I think - this is Tom Benson. Our revolver facility is set up so that we can pay it down and borrow again. And our current plan is at the end of the fiscal year to have our revolver paid off and have some cash.

John Mazanec: OK, thank you.

Operator: We go next to Dan Antonellis with Stone River Capital.

Dan Antonellis: Hi. Thanks for taking my call. I was just wondering if you could shed a little bit more light on the internal debate between buying back stock and doing another acquisition. It seems like one of the big knocks on the stock in the market is it’s down over 50 percent year to date, is that you guys should be buying back more stock when you can buy earnings at roughly eight-and-a-half, nine times versus going out in the market and doing a much more expensive acquisition.

Gerald Rubin: Actually it just comes down to the numbers. You have x amount of money. You buy back shares versus the acquisition and how much money you can make from the acquisition. We’re not looking for expensive acquisitions. All acquisitions have to be accretive. And when we number - we put the numbers down it would - the acquisition would have to do better than buying back the stock. Otherwise we wouldn’t do that. And certainly we’re not paying higher price.

And so, it’s what helps the company long-term as far as earnings per share. And if the numbers come out that buying the stock comes out better than any of the acquisitions that we have on the table, then of course we’re buying back stock. If the numbers look better to have another division that we can make more than buying back the stock and has growth potentials for the future, I think it’s better for the shareholders.

So, we’re mindful of all that, that we need to increase not only our sales but our earnings per share. And that’s what we constantly work at. It’s just - as we all realize, it was a poor quarter. That’s not indicative of certainly the last five years or hopefully the next five years that are coming up. And acquisitions will certainly be a part of our growth. We want to grow this business to be a larger company and have higher earnings and certainly higher price for the shareholders.

Dan Antonellis: Right. And we certainly appreciate that the acquisition strategy needs to be there. But at the same time that’s been one, I guess, kind of the core strategy there, and it hasn’t translated into any kind of multiple expansion. And I was just wondering how are you going to address that going forward.

Christopher Carameros: Well, as far as multiple expansion - this is Chris Carameros - I think if we succeed - continue to succeed with OXO that people will appreciate what that acquisition can be and how we’re executing with an acquisition. If you’re in a neighborhood of appliances versus cosmetics you’re going to have a lower multiple anyway. But we’re - again, if we can execute and do well and hit our earnings forecast I think the multiples - we can deserve a higher multiple. But, quite honestly, today we have not executed that well and maybe we’re not deserving a higher multiple. In the future we may be deserving of that, and time will tell.

Dan Antonellis: Thank you.

Operator: Your next question is from Steve Friedman with Wachovia Securities. Go ahead, sir.

Steve Friedman: Good morning Chris and Gerry and Bob. Just a quick question on the percentage of OXO, your houseware division, you were up, I think, from $22 million to $29 million, approximately $22.8 million to $29 million. Is that correct?

Thomas Benson: Steve, this is Tom Benson. Yes, we had $29.5 million of sales in this quarter compared to $22.8 million the prior year ago, and it was up 29.4 percent.

Steve Friedman: OK. Obviously we’re still comparing, if I’m correct, privately held numbers or the private numbers of OXO …

Thomas Benson: No. The OXO acquisition was June 1st of 2004. So, this is the first quarter and anniversary.

Steve Friedman: All right. So, this is comparing actual public figures?

Thomas Benson: Yes, under our ownership the prior year.

Steve Friedman: All right. I don’t know if you can talk about this. I know you don’t like to break segments down. But obviously OXO is performing as a outstanding acquisition. Do you have any goals or targets for a percentage of total sales over the next several years as what percent of OXO may be in the whole mix?

Gerald Rubin: Well, as you know, OXO is growing. And hopefully there may be some acquisitions in the future where they can be put into OXO, just as we think there could be acquisitions to put into the Idelle Labs. One of our goals here at Helen of Troy is to get to $1 billion worth of sales. And I think it’s going to take acquisitions within the divisions that we currently run in order to get to the $1 billion worth of sales.

Steve Friedman: Well, notwithstanding any additional acquisitions, do you have some type of - as to what percentage of your sales without acquisitions OXO would - let’s say at the end of this fiscal year ending February 28th might be?

Christopher Carameros: Again, we’ve experienced nice growth of OXO. But, as I said to you last time, if we do the small kitchen appliances that could be very large and really have a very quick growth to that. We’re analyzing that right now. But, as I’ve said to several people, OXO has the potential to be bigger or bigger than the whole company itself. It’s a brand that goes across the house. It’s got a great recognition within the retailers and the consumers. And it’s just got a lot of upside to it. And I think it’s being demonstrated, that upside, by the increases we’re seeing today.

Steve Friedman: All right.

Christopher Carameros: That’s the reason why we’re …

Gerald Rubin: Currently, Steve, as you know, 20 percent of our sales is with OXO.

Thomas Benson: Right. Steve, this is Tom Benson. When we purchased OXO we had indicated $100 million of sales over the first 12 months, and we’ve talked about a number of $125 million for this year of OXO. OXO is growing faster and exceeding our expectations.

Steve Friedman: All right. Would it be reasonable to say that - I guess you indicate your professional division may carry the highest margins with higher prices. Would it be reasonable to say your OXO division may be your second highest gross margin item after that?

Gerald Rubin: In gross margins?

Christopher Carameros: I think that OXO does have very good gross margins, but our VCA business has good gross margins also. And different pieces - it depends on around the world. It depends on those items. But OXO’s got great gross margins, and we said Professional does, but Professional has lots of expenses you have to do execute that business also that’s below the line. So, yes, OXO’s got great gross margins.

Steve Friedman: OK. One final question. You had a challenge to Tactica’s - or an objection to Tactica’s bankruptcy plan. Can you comment anything on - anything that’s developed or proceeded there?

Christopher Carameros: No. We’ve just been talking to (committee) and we hope to get that resolved in the next quarter. So, we’ll see what - how that evolves.

Steve Friedman: All right.

Christopher Carameros: All right.

Steve Friedman: Thank you very much.

Gerald Rubin: Operator, we’d like to take one more call. I think normally our calls are around 45 minutes. We’ve been going an hour-and-a-half, so we’d be more than happy to take one more call, please.

Operator: Thank you, sir. The following is a follow-up from Gary Giblen with Brean Murray. Go ahead.

Gary Giblen: Thank you. Glad I got in under the wire.

The - is it fair to say that your procurement costs on the - especially on the traditional appliances is about the lowest in the industry and, therefore, you would have the ability to stay price competitive while still making decent margins?

Gerald Rubin: Gary, I don’t know if it’s the lowest in the industry. I know that we’re certainly very competitive with our competitors. If something was to change in China where the yuan gets revalued, then it would go across the board and we would revalue our prices based on that, but I don’t …

Christopher Carameros: ((inaudible)) our competition there.

Gerald Rubin: I don’t think we have a competitive advantage either way. The only good thing, as I mentioned, is that we do have substantial inventory for the next six months. So, that could - depending on what happens on the monetary scene and the world, we might be sitting very, very pretty having all this inventory. And long-term we’ll see what happens, but we’re in no different position than our competitors. If our prices increase their prices increase. There’s - nobody’s going to have a competitive advantage.

As everybody knows, we outsource our products to China. We’re very competitive and we do get good prices based on the volume that we purchase.

Gary Giblen: Have you been overseas in China longer than major competitors?

Gerald Rubin: Probably about the same time. I think we may have started a little earlier in the late 1980s.

Gary Giblen: And, you know, finally, nobody’s asked about ’06, but of course hard to talk about it. But the - in other words, can you hazard a wide range of what your sales and earnings increase could be for full year ’06 versus ’05 when ’05 finishes?

Gerald Rubin: Yes. We purposely haven’t given out any numbers because we’d like to see how, I think, this quarter comes out. And then - which we’ll report early January. And at that time we probably will be in the position certainly to give out next year’s projections. But right now …

Gary Giblen: Would you broad brush (speed) that ’06 would be a more normal year for you, or could the consumer - the macro factors …

Gerald Rubin: Well, as I mentioned, I’m looking forward to ’06, which is really fiscal ’07.

Gary Giblen: Yes, February ’07.

Gerald Rubin: Optimistically looking, it’ll be our biggest year in our history.

Gary Giblen: OK. So, it could be a pretty normal or strong year.

Gerald Rubin: Yes. We’re looking forward to that.

Gary Giblen: OK. That helps. Thanks a lot, Gerry.

Gerald Rubin: OK. Thank you, Gary.

I want to thank everybody for listening in and the questions that you asked for our second quarter. And we look forward to talking to all of you at the end of our third quarter results.

Thank you again.

Operator: Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 888-203-1112 with a replay pass code 2402061.

This concludes our conference call for today. Thank you all for participating, and have a nice day. All parties may disconnect now.

END